                       SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G/A*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No. 1)


                              EP Medsystems Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   26881P103
                                (CUSIP Number)

                               December 31, 1999
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 22 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26881P103                 13G/A             Page 2 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 EGS Management, L.L.C.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 215,682
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 215,682
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 215,682
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 3 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              EGS Partners, L.L.C.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  43,698
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  43,698
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  43,698
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 4 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        The Pharmaceutical/Medical Technology Fund, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 215,682
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 215,682
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 215,682
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 2.0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 5 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                     Strategic Healthcare Investment Fund
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 43,698
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 43,698
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 43,698
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 CO
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 6 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 EGS Private Healthcare Associates, LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,000,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,000,000
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,000,000
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                9.1%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 7 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                EGS Private Healthcare Partnership, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 875,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 875,000
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 875,000
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                8.0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 8 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                EGS Private Healthcare Counterpart, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 125,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 125,000
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 125,000
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.1%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A             Page 9 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 William Ehrman
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,259,380
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,259,380
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,259,380
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                11.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 10 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Frederic Greenberg
------------------------------------------------------------------------

     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                20,000
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,259,380
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                20,000
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,259,380
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,279,380
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                11.6%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 11 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Frederick Ketcher
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,259,380
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,259,380
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,259,380
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 11.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 12 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Jonas Gerstl
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,259,380
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,259,380
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,259,380
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                11.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 13 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 William D. Lautman
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,259,380
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,259,380
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,259,380
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                11.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 14 of 22 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 James McLaren
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,000,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,000,000
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,000,000
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                9.1%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26881P103                 13G/A            Page 15 of 22 Pages

     The Schedule 13G (the "Schedule 13G") initially filed on November 4, 1999 by EGS Management, L.L.C. ("EGS Management"), EGS Partners, L.L.C. ("EGS Partners"), The Pharmaceutical/Medical Technology Fund, L.P. (the "Pharm/Med Tech Fund"), Strategic Healthcare Investment Fund ("Strategic Healthcare"), EGS Private Healthcare Associates, LLC ("Healthcare Asociates"), EGS Private Healthcare Partnership, L.P. ("Healthcare Partnership, L.P."), William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl, William D. Lautman, and James McLaren relating to the Common Stock, issued by EP Medsystems Inc. (the "Company") is hereby amended and restated by this Amendment No. 1 to the Schedule 13G as follows:

Item 1(a).     Name of Issuer:

     The name of the issuer is EP Medsystems Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 100 Stierli Court, Mount Arlington, New Jersey 07856.

Item 2(a).     Name of Persons Filing:

     This statement is filed by:
          (i) EGS Management, L.L.C., a Delaware limited liability company ("EGS Management"), with respect to Shares beneficially owned by The Pharmaceutical/Medical Technology Fund, L.P.;
          (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock beneficially owned by Strategic Healthcare Investment Fund, a Cayman Islands company;
          (iii) The Pharmaceutical/Medical Technology Fund, L.P., a Delaware limited partnership ("Pharm/Med Tech Fund"), with respect to Shares beneficially owned by it;
          (iv) Strategic Healthcare Investment Fund, a Cayman Islands company ("Strategic Healthcare"), with respect to Shares beneficially owned by it;
          (v) EGS Private Healthcare Associates, LLC, a Delaware limited liability company ("Healthcare Associates"), with respect to Shares beneficially owned by EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P.;
          (vi) EGS Private Healthcare Partnership, L.P., a Delaware limited partnership ("Healthcare Partnership"), with respect to Shares beneficially owned by it;
          (vii) EGS Private Healthcare Counterpart, L.P., a Delaware limited partnership ("Healthcare Counterpart"), with respect to Shares beneficially owned by it;
          (viii) William Ehrman, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership and Healthcare Counterpart;

CUSIP No. 26881P103                 13G/A            Page 16 of 22 Pages

          (ix) Frederic Greenberg, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership, Healthcare Counterpart and himself;
          (x) Frederick Ketcher, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership and Healthcare Counterpart;
          (xi) Jonas Gerstl, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership and Healthcare Counterpart;
          (xii) William Lautman, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership and Healthcare Counterpart; and
          (xiii) James McLaren, with respect to Shares beneficially owned by Healthcare Partnership and Healthcare Counterpart.

     The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The members of EGS Management and EGS Partners are William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl and William Lautman. The members of Healthcare Associates are William Ehrman, Frederic
Greenberg, Frederick Ketcher, Jonas Gerstl, William Lautman and James McLaren (collectively, the "Members").

Item 2(b).     Address of Principal Business Office or, if None,
Residence:

     The address of the principal business and principal office of (i) EGS Management, EGS Partners, Healthcare Associates, Pharm/Med Tech Fund, Healthcare Partnership, Healthcare Counterpart and each of the Members, is 350 Park Avenue, 11th Floor, New York, New York 10022 and
(ii) Strategic Healthcare is c/o MeesPierson (Cayman) Limited, British American Centre, Phase 3, Dr. Roy's Drive, P.O. Box 2003, George Town, Grand Cayman, Cayman Islands, B.W.I.

Item 2(c).     Citizenship:

     Each of the individuals referred to in paragraph (a) above is a United States citizen. EGS Management, EGS Partners and Healthcare Associates are Delaware limited liability companies. Pharm/Med Tech Fund, Healthcare Partnership and Healthcare Counterpart are Delaware limited partnerships. Strategic Healthcare is a company formed in the Cayman Islands.

Item 2(d).     Title of Class of Securities:

     Common stock

CUSIP No. 26881P103                 13G/A            Page 17 of 22 Pages

Item 2(e).  CUSIP Number:

     26881P1O3


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:
[x]


Item 4.   Ownership.

As of the close of business on December 31, 1999:

      A. EGS Management, L.L.C.
            (a) Amount beneficially owned: 215,682
            (b) Percent of class: 2.0%  The percentages used herein and

CUSIP No. 26881P103                 13G/A            Page 18 of 22 Pages

in the rest of Item 4 are calculated based upon the 11,010,417 Shares issued and outstanding as of November 10, 1999 as reported on the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended September 30, 1999.

            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 215,682
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   215,682

      B. EGS Partners, L.L.C.
            (a) Amount beneficially owned:  43,698
            (b) Percent of class: 0.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:  43,698
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   43,698

      C. Pharm/Med Tech Fund
            (a) Amount beneficially owned: 215,682
            (b) Percent of class: 2.0%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 215,682
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   215,682

      D. Strategic Healthcare
            (a) Amount beneficially owned: 43,698
            (b) Percent of class: 0.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 43,698
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   43,698

      E. Healthcare Associates
            (a) Amount beneficially owned: 1,000,000
            (b) Percent of class:  9.1%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:  1,000,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,000,000

CUSIP No. 26881P103                 13G/A            Page 19 of 22 Pages

      F. Healthcare Partnership
            (a) Amount beneficially owned: 875,000
            (b) Percent of class:  8.0%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:  875,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   875,000

      G. Healthcare Counterpart
            (a)  Amount beneficially owned:  125,000
            (b)  Percent of class: 1.1%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 125,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   125,000

      H. William Ehrman
            (a) Amount beneficially owned: 1,259,380
            (b) Percent of class: 11.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,259,380
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,259,380

      I. Frederic Greenberg
            (a) Amount beneficially owned: 1,279,380
            (b) Percent of class: 11.6%
            (c)(i) Sole power to vote or direct the vote: 20,000
              (ii) Shared power to vote or direct the vote: 1,259,380
             (iii) Sole power to dispose or direct the disposition:
                   20,000
              (iv) Shared power to dispose or direct the disposition:
                   1,259,380

      J. Frederick Ketcher
            (a) Amount beneficially owned: 1,259,380
            (b) Percent of class: 11.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,259,380
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,259,380




<PAGE

CUSIP No. 26881P103                 13G/A            Page 20 of 22 Pages

      K. Jonas Gerstl
            (a) Amount beneficially owned: 1,259,380
            (b) Percent of class: 11.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,259,380
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,259,380

      L. William D. Lautman
            (a) Amount beneficially owned: 1,259,380
            (b) Percent of class: 11.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,259,380
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,259,380

      M. James McLaren
            (a) Amount beneficially owned: 1,000,000
            (b) Percent of class: 9.1%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,000,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,000,000


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another
Person.

     To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

CUSIP No. 26881P103                 13G/A            Page 21 of 22 Pages

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2000

                            /s/ William Ehrman
                            ----------------------------------
                            William Ehrman, individually, as a
                            member of EGS Management, L.L.C.,
                            EGS Partners, L.L.C. and EGS Private
                            Healthcare Associates, LLC, as a member of
                            EGS Management, L.L.C. on behalf of The
                            Pharmaceutical/Medical Technology Fund,
                            L.P., as a member of EGS Partners, L.L.C. on
                            behalf of Strategic Healthcare Investment
                            Fund and as member of EGS Private Healthcare
                            Associates, LLC on behalf of EGS Private
                            Healthcare Partnership, L.P. and EGS Private
                            Healthcare Counterpart, L.P.

                            /s/ Frederic Greenberg
                            --------------------------------
                            Frederic Greenberg, individually

CUSIP No. 26881P103                 13G/A            Page 22 of 22 Pages

                            /s/ Frederick Ketcher
                            --------------------------------
                            Frederick Ketcher, individually


                            /s/ Jonas Gerstl
                            --------------------------------
                            Jonas Gerstl, individually


                            /s/ William D. Lautman
                            --------------------------------
                            William D. Lautman, individually


                            /s/ James McLaren
                            --------------------------------
                            James McLaren, individually